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                               AMENDMENT NO. 2 TO
                                  MODACAD, INC.
                             1995 STOCK OPTION PLAN



The first sentence of Section 3 of the ModaCAD, Inc. 1995 Stock Option Plan shall be amended to read in its entirety as follows:


     (b) Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold pursuant to the exercise of Options under the Plan is 750,000 Shares.



Dated: June 10, 1997